Exhibit 10.5

[DPL Letterhead]

July 31, 2006

Mr. James V. Mahoney

3600 Wood Hollow Road

Dayton, Ohio 45429

Dear Jim:

Reference is made to the Employment Agreement, dated May 18, 2006, by and between you, DPL Inc. and The Dayton Power and Light Company (together with DPL Inc., the “Company”), which provided that your resignation from the Company and the Boards of the Directors of the Company would be effective on July 31, 2006.

This letter agreement amends the Employment Agreement to provide that you will continue your employment with the Company and your service on the Boards of Directors until such date as may be determined by the Boards of Directors, provided you may elect to terminate your employment on a date specified by you in a written notice provided to the Boards of Directors at least 14 days in advance of such date (the earlier of the date specified by the Boards or the date specified by you in such written notice, “New Effective Date”).  In consideration for your continued employment, you will receive your base salary through the New Effective Date and you will be eligible to participate in the Executive Incentive Compensation Program (the “EICP”) for 2006 through the New Effective Date; provided that any payment you may receive under the EICP will be pro rated for the period you are employed by the Company.

Notwithstanding anything herein to the contrary, this letter agreement also confirms that the Company shall pay to you on July 31, 2006 (or promptly thereafter) a lump sum cash payment of (i) five hundred and fifty thousand dollars ($550,000), less any applicable withholding taxes and payroll deductions, and (ii) your unpaid base salary, if any, through July 31, 2006 pursuant to Section 2(a) of the Employment Agreement.  In addition, the following Sections of the Employment Agreement shall continue in full force and effect in accordance with their terms: Section 2(c) (health insurance program), Section 2(d) (out-of-pocket business expenses), Section 3 (waiver of certain compensation/benefits), Section 4 (indemnification), Sections 5 and 6 (release and Directors and Officers Insurance Policy), Section 7 (return of property), Section 8 (confidentiality), Section 9 (non-disparagement), Section 10 (non-compete), Section 11 (amendment), Section 12 (entire agreement), Section 13 (severability) and Section 14 (governing law).

Please indicate your agreement to the terms of this letter agreement by signing below.

Very truly yours,

DPL Inc.

By:
Glenn E. Harder
Chairman of the Board

The Dayton Power and Light Company
By:
Glenn E. Harder
Chairman of the Board

Acknowledged and Agreed to:

James V. Mahoney
Dated: ______________________